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                                                                    Exhibit 10.9

                              EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1. CSAV EUROPE B.V., a private company with limited liability, incorporated under the laws of The Netherlands, having its registered office in The Netherlands, hereinafter to be referred as "CSAV", for these purposes duly represented by Mr. Scott Gill:

and

2. MR. PAUL FEENSTRA, born on 27 October 1969, and residing at Liempde (Bremhorst 4, 5298 WL), The Netherlands, hereinafter to be referred as "Mr. Feenstra".

HEREBY DECLARE TO HAVE AGREED AS FOLLOWS:

ARTICLE 1 EMPLOYMENT TERM, TERMINATION

1. Mr. Feenstra entered this employment as of September 1 2005 in the position of Europe Vice President of CSAV;

2. This employment agreement is entered into for a definite period of 36 months and will end by operation of law on September 1 2008 without prior notice being required.

3. This employment agreement may be terminated prematurely by either party in writing at the end of a calendar month with due to observance of the applicable statutory notice period.

4. The first two months following the date of employment shall be a trial period. During the trial period either party shall have the right to terminate the agreement with immediate effect.

ARTICLE 2 DUTIES

1.   The work duties as a Europe Vice President entail among other:

     - Defining and executing sales and marketing strategies for the major European markets

     - Participating as a senior management team member of the global company, CSAV Inc.

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     -    Calling on customers throughout Europe and defining their support requirements for the U.S. based product divisions

     - Building and managing the appropriate sized team to drive profitable sales growth throughout the region

     -    Other duties as assigned or required

2. A detailed overview of Mr. Feenstra's tasks and responsibilities will be mentioned in the document Job Profile.

3.   In his position Mr. Feenstra shall report to Mr. S. Gill (CEO CSAV).

4. As Europe Vice President Mr. Feenstra will devote his full productive time, skills, energy, knowledge and his best efforts during the employment term to his duties. Moreover Mr. Feenstra will faithfully and diligently endeavour to the best of his ability to the best interests of the company during the employment term.

5. Mr. Feenstra will be based in CSAV's office in Amsterdam, The Netherlands. He however undertakes to travel within The Netherlands and abroad for the performance of his duties.

ARTICLE 3 WORKING HOURS

1.   The basic hours of work are 40 per week.

2. On the account of Mr. Feenstra's position he will also be expected to work at such other times as may be required by the needs of CSAV or the nature of Mr. Feenstra's duties and for which Mr. Feenstra will not be entitled to receive any additional remuneration.

Article 4 SALARY / BONUS

1. CSAV shall pay Mr. Feenstra a fixed monthly salary of E10.300 gross to be paid in equal monthly instalments into Mr. Feenstra's bank account in accordance with the general practice of the company. The total fixed yearly salary inclusive 8% holiday allowance and 13th month pay amounts E144.000 gross.

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2.   In addition to his base salary under article 4.1 Mr. Feenstra will participate in the company's bonus plan, still to be defined and based on qualitative and quantitative objectives, with a potential up to 30% of the total fixed salary exclusive of holiday allowance and 13th month pay. For 2005 a bonus of 30% of the pro rated fixed yearly salary exclusive of holiday allowance and 13th month pay will be granted to Mr. Feenstra.

3. In addition to his base salary and bonus Mr. Feenstra will be entitled to an initial stock option grant of options of 400 shares in Chief Manufacturing Holding Corporation that will be vest over the life of this employment agreement. The terms and conditions of those stock options are covered under a separate stock option grant and stock purchase agreement with Chief Manufacturing Holding Corporation.

4. CSAV will pay the obligatory wage taxes and social and insurance premiums under Dutch law.

5. Parties have agreed to study the possibility of integrating a wage savings plan ("spaarloonregeling").

ARTICLE 5 HOLIDAYS

For each full calendar year that the employment continues, Mr. Feenstra shall be entitled to 30 holidays. Holidays will be determined by Mr. Feenstra after consultation with CSAV.

ARTICLE 6 PENSION

A pension scheme applies to Mr. Feenstra. This scheme includes surviving relative - and orphan pension arrangements. At least a defined benefit scheme is agreed upon as well as a cost coverage of 75% by the company. The final choice of insurance company and overall costs of a possible transfer of the current pension scheme into a private pension scheme will be studied by parties.

ARTICLE 7 HEALTHCARE INSURANCE

CSAV shall contribute 50% of the annual premium for health insurance, inclusive labour - disabled - and disabled gap-insurance.

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ARTICLE 8 BUSINESS GOODS / REIMBURSEMENT FOR BUSINESS EXPENSES

1. Mr. Feenstra will receive a company lap top, mobile phone and blackberry handheld for the performance of his duties. The costs of mobile phone and blackberry handheld shall be paid by CSAV, and private usage is allowed.

2. Mr. Feenstra will be reimbursed for his home office telephone lines (inclusive fax and internet), whereby 50% of the subscription and 100% the dedicated office lines are reimbursed.

3. During the employment, Mr. Feenstra is authorized to incur reasonable, ordinary and necessary business expenses in the performance of his duties, such as travel and accommodation costs, in accordance with policies established by CSAV. Mr. Feenstra shall account to CSAV for such expenses, and CSAV shall pay or reimburse Mr. Feensta against submission of bills if these expenses exceed the monthly expense allowance of E300 net.

ARTICLE 9 COMPANY CAR

1. CSAV shall provide Mr. Feenstra with a company car for the purpose of his duties on the basis of full operational lease. The total operational lease allowance, including all insurance, fuel and maintenance expenses is E2000 per month. The car can be used as well privately.

2. All expenses related to the use of the car shall be paid by CSAV, with the exception of parking and speeding fines.

3. In the event that Mr. Feenstra does not actually perform his duties or in the event he is ill for a period longer of than 3 months CSAV reserves the right to reclaim the company car.

ARTICLE 10 ILLNESS

1. In the event of Mr. Feenstra's disability on account of illness or an accident CSAV shall continue to pay salary according to the provisions of section 7:629 of the Dutch Civil Code with a maximum of 100% of Mr. Feenstra's gross monthly salary during the initial 52 weeks and with a maximum of 70% of Mr. Feenstra's gross monthly salary during the subsequent 52 weeks.

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2.   The payments of CSAV during illness are subject to deduction of benefits to be received by CSAV under Dutch social security laws and/or benefits of and/or claims in respect of loss and income vis-a-vis third parties in connection with said disability. If Mr. Feenstra requires some time in the latter case to enforce his claims, CSAV shall pay his salary by way of advancement during said period. If CSAV so desires, Mr. Feenstra shall transfer his right to damages in the amount of the loss of income to the company against final payment of the amount received by him until that moment by way of advancement

ARTICLE 11 SIDE ACTIVITIES

During his employment agreement Mr. Feenstra shall not be permitted to perform any paid or unpaid activities without prior written approval of CSAV.

ARTICLE 12 NON COMPETITION

1. During a period of 12 months after termination of the employment - regardless of the manner in which and the reasons for which the employment agreement is terminated - Mr. Feenstra shall not be permitted, without the previously obtained written permission of CSAV, in The Netherlands, France, Germany, United Kingdom, Spain, Italy or Belgium, to:

     a. in any way, either directly or indirectly, be employed by or involved with, whether or not salaried, any person, institute, company or enterprise which conducts activities which are competitive with to those of CSAV, or which have any interest therein, with regard to furniture and mounting hardware for audio video equipment;

     b. maintain business contacts, either directly or indirectly, in any way with relations of CSAV, except from those who were clients from Philips and Sagem during the period Mr. Feenstra was employed by these companies.

2. For each month the clause mentioned in article 12.1.a of this agreement will remain effective Mr. Feenstra shall be entitled to an amount equal to 1/3 of his gross monthly salary exclusive of holiday allowance and 13th month.

3. If CSAV decides that Mr. Feenstra shall be unfairly prejudiced by the non competition clause, CSAV will give Mr. Feenstra a notification stating that the clause will no longer remain effective or that it will be restricted to a certain period and / or certain activities.

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ARTICLE 13 CONFIDENTIALITY

1. Mr. Feenstra shall throughout the duration of this agreement and after this agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual any information of a confidential nature concerning CSAV and other companies affiliated with CSAV, which has become known to Mr. Feenstra as a result of his employment with CSAV and of which he knows or should have known to be of a confidential nature.

2. Mr. Feenstra shall in connection with the termination of his employment deliver all material, which belongs to CSAV, among other, copies in Mr. Feenstra's possession. Mr. Feenstra is under no circumstances entitled to keep or retain material or effects, even if he may have claims against CSAV.

ARTICLE 14 PENALTY

1. In the event of a breach of the provisions of articles 11, 12 and 13 Mr. Feenstra shall forfeit to the benefit of CSAV, without any prior notice or judicial intervention being required, an immediately payable penalty of E10.000 for any such breach, to be increased by E1.000 for each day that any such breach shall continue, and without prejudice to the right of CSAV to demand compensation of the entire loss in lieu of the penalty.

2. Payment of the penalty referred to in these article shall not discharge Mr. Feenstra from his obligations resulting from these articles.

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ARTICLE 15 FINAL PROVISIONS

1. This agreement is governed by and interpreted in accordance with the articles of Dutch law.

2. Any dispute arising from or connected with this agreement will be exclusively adjudicated by the competent court in The Netherlands.

As agreed upon and drawn up in duplicate:

at __________ on September ____ 2005    at Friday on September 16th 2005


                                        /s/ P. Feenstra
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                                        Mr. P. Feenstra


CSAV Europe B.V.


/s/ Scott Gill
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Mr. Scott Gill